Exhibit 99.1

Career Education Corporation Reaches Significant Agreements to Resolve Multi-State Inquiry

Schaumburg, Ill. (January 3, 2019) – Career Education Corporation (NASDAQ: CECO) today announced that it has reached agreements with attorneys general from 48 states and the District of Columbia to bring closure to the multi-state attorneys general inquiry on-going since January 2014. As part of the agreements the Company expressly denied any allegations of wrongdoing or liability. In addition, the attorneys general have provided a release of potential claims that they may have brought.

“The resolution of this open inquiry is an important milestone for the Company that coincides with the completion last month of a multi-year process of teaching out and closing our transitional campuses.” said Todd Nelson, Chief Executive Officer. “We have remained steadfast in our belief that we can work with the attorneys general to demonstrate the quality of our institutions and our commitment to students.”

In connection with these agreements, the Company expects to record a total pre-tax charge of $6.3 million, consisting of (i) a $5.0 million payment to the attorneys general to cover expenses incurred during the course of their inquiry over the last five years (which the attorneys general will distribute as they elect), and (ii) the write-off of approximately $1.3 million of accounts receivable. Although the Company agreed to forgo efforts to collect on approximately $556 million of old accounts receivable that were incurred during the last 30 years by students at more than 100 campuses who reside in participating states, all but approximately $1.3 million of these old accounts receivable were written-off in prior reporting periods in the ordinary course of the Company’s operations. The agreement to forgo efforts to collect on previously written-off receivables does not require additional write-off expense to the Company’s financial statements.

The agreements build upon the significant compliance monitoring processes the Company has adopted over the past several years with commitments to a number of additional operational initiatives that will benefit our students. Our future students will receive additional informational resources on important policies, academic program information and financial aid information during the enrollment process and an enhanced refund policy all of which to the extent not already implemented the Company plans to implement over the next six months.

The Company will work with a third-party administrator over the next three years who will provide ongoing oversight and review of the Company’s implementation of the terms of the agreements. The Company will reimburse the administrator a total of $2.0 million for fees and expenses to be paid over the next three years.

The Company has entered into agreements with the attorneys general of all states except for New York and California. The state of California is expected, per its own procedures, to enter into a stipulated judgment with the Company at a later date reflecting the terms of the agreements and as a result the amounts above include California. The Company had previously entered into an agreement with the attorney general of New York.

For further information and additional detail the Company refers you to the Form 8-K which was filed today with the U.S. Securities and Exchange Commission regarding the agreements with the attorneys general.

About Career Education Corporation

Career Education’s academic institutions offer a quality education to a diverse student population in a variety of disciplines through online, campus-based and blended learning programs. Career Education institutions are committed to providing a quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

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CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

(847) 585-2600

media@careered.com

Source: Career Education Corporation